September 8, 2010

Dennis Clarke Carey
***

Dear Dennis:

Concerning:	Letter Agreement

We are extremely pleased that you (herein referred to as the “Director”) have agreed to accept our offer to join the Board of Directors of Composite Technology Corporation. We would very much like to have your commitment to become a member of our Board of Directors and assist us to the growth of our company.

This letter is intended to formalize the terms of your participation as a member of the Board of Directors of Composite Technology Corporation, a Nevada Corporation (the "Corporation").

The term of your role as a member of the Board of Directors for the Corporation will be one (1) year or until the annual general meeting at which new directors are selected.  You agree that the terms set out in the present letter agreement will also govern any extension of such initial period by your reelection as a member of the Board of Directors at any future annual general meetings at which directors are selected on the same terms as those set out herein, for a period of up to two (2) additional terms (for a total of up to three (3) years).

As compensation for your good faith efforts to provide direction for the Corporation as well as promote the business interests of the Corporation, the Corporation will grant you a monthly payment of four thousand dollars ($4,000), provided, that you are still participating as a Corporation Board Member as of each month end (“Remuneration”).

We further are asking you to accept a position on the Compensation Committee, which will be compensated by an additional $500 per month.  We are also asking you to serve on the Audit Committee, which will be compensated by an additional $500 per month.  Should you be selected to serve as the Chairman of either committee, you would receive an additional $500 per month.

In addition, the Corporation will grant you 500,000 options to purchase shares of the Corporation’s common stock at a price of $0.35 per share (the “Granted Options”).  The Granted Options will vest in 12 equal portions (with any fraction vesting with the last to vest of such portions).  The first portion of the Granted Options shall vest on that date three (3) months following the date of the initial Board grant and each successive portion shall thereafter vest at intervals of three (3) month.

You shall also be entitled, in accordance with the Corporation’s applicable policies and rules in force, to reimbursement of reasonable expenses which are incurred (i) in traveling to meetings more than 1 hour away and (ii) in performing your responsibilities hereunder to the extent that incurring such expenses is pre-approved by the Corporation.  The Corporation will also provide you with the benefit of liability insurance as a member of the Corporation’s Board of Directors.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533

Since the legislation and practice governing the attitudes, roles and responsibilities of directors is evolving constantly, you are required to read and to understand the duties and obligations that are incumbent on members of the Board of Directors of the Corporation on an on-going basis to keep up to date.

Your responsibilities as a member of the Board shall include but are not limited to:

Attend a minimum of four (4) quarterly meetings per calendar year and one (1) meeting held immediately following the annual general meeting.  The Corporation shall give appropriate advance notice of the scheduling of the quarterly meetings; and
•	Attend the Annual General Meeting of the Shareholders; and
•	Be available for special meetings of the board by telephone for decisions which cannot wait until the quarterly board meetings; and
•	Report in a timely fashion any and all matters required to be reported in accordance with applicable legislation including without limitation any dealing in the Corporation’s shares; and
•	Promote the interests of the Corporation through raising its profile, making introductions to generate new business opportunities; and
•	Introduce potential full time executives and employees and strengthening the Board of Directors and investor base of the Corporation; and
•	As requested by the Board of Directors, serve on designated subcommittees of the Board of Directors including the audit committee, compensation committee, corporate governance committee, etc.

In addition, the Corporation is required to take a number of routine and urgent decisions by written resolution in particular pursuant to Section 78.315 of the Nevada General Corporation Law.  In this respect it is your responsibility to respond in timely fashion to requests to review, agree on an acceptable text and execute such resolutions.

In performing your services on the Board of Directors, you will be an independent contractor and not an employee of the Corporation.  You will not be entitled to any additional compensation or participate in any benefit plans of the Corporation in connection with your services hereunder.  You may not bind the Corporation or act as a principal or agent thereof.

You represent and agree that you are accepting the Remuneration for your own account and not with a view to or for sale in connection with any distribution thereof.  You understand that such Remuneration will be subjected to the restrictions in the Corporation's Charter and Bylaws and will not be freely transferable and you represent that you either have a preexisting personal or business relationship with the Corporation or its Board of Directors or controlling persons or, by reason of your business or financial experience, have the capacity to protect your own interest in connection with receiving any Remuneration as compensation.  You further represent that you were not solicited by publication of any advertisement in connection with the receipt of such Remuneration and that you have consulted tax counsel as needed regarding such Remuneration.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533

Notwithstanding anything to the contrary, your participation on the Corporation's Board of Directors may be terminated at any time for any or no reason by you or the Corporation upon written notice to the other party, provided, however that in the event of your seeking to terminate your directorship such resignation must be accepted by the Board of Directors in accordance with the terms of Section 3.12 of the Corporations Bylaws.  Upon such termination, the right to compensation hereunder will terminate subject to the Corporation's obligation to reimburse you any approved expenses already incurred, and your right to retain the Granted Options to the extent such Options have vested prior to such termination or the compensation committee shall allow any accelerated vesting.

While serving as a director, you will acquire and have access to confidential or proprietary information about the Corporation, for as long as you are a director of the Corporation and for a period after you cease to be a Director you shall maintain the confidentiality of any and all such information in accordance with the terms of your “Proprietary Rights Agreement” signed concurrently herewith (“PAA”). The terms of the PAA are incorporated herein and form a part of your duties and obligations as a director.

Execution of the signature block (which may be in counterparts) below shall indicate agreement to the terms outlined above.  This letter is to be construed and enforced in accordance with the internal laws of the State of Nevada and contains the entire agreement of the parties with respect to the subject matter hereof.  This letter may not be assigned by either party.

FOR:	Composite Technology Corporation	FOR:	Dennis Carey
	(the Corporation)		(the Director)

By:		By:
	Benton H Wilcoxon		Dennis Carey
	Chairman and CEO		Representing himself personally

*** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2026 McGaw Avenue, Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533